NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2020 FIRST QUARTER LEASING

NEW YORK, NEW YORK (March 17, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that in the three months ended February 29, 2020 (the “2020 first quarter”) it executed three new leases totaling approximately 115,000 square feet, reflecting approximately 108,000 square feet of industrial/warehouse space and approximately 7,000 square feet for the restaurant building in Griffin Center, in Windsor, Connecticut. The leases of industrial/warehouse space included approximately 60,000 square feet in 6975 Ambassador Drive, the approximately 134,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania that was completed in fiscal 2018 and was substantially leased as of February 29, 2020, and approximately 48,000 square feet in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in East Granby and Windsor, Connecticut. In the 2020 first quarter, a lease of approximately 22,000 square feet of industrial/warehouse space in NE Tradeport expired and was not renewed. Subsequent to the end of the 2020 first quarter, a tenant that leased approximately 11,000 square feet in one of Griffin’s office/flex buildings entered into a lease agreement whereby that tenant will relocate to the recently vacated approximately 22,000 square feet in NE Tradeport. In the 2020 first quarter Griffin also extended two leases aggregating approximately 25,000 square feet, comprised of approximately 16,000 square feet of industrial/warehouse space and approximately 9,000 square feet of office/flex space.

As previously reported, in the 2020 first quarter, Griffin acquired a fully leased approximately 108,000 square foot industrial/warehouse building in Orlando, Florida, Griffin’s second building in the Orlando market. Subsequent to the end of the 2020 first quarter, Griffin acquired its third industrial/warehouse building in the Orlando market, an approximately 68,000 square foot mostly vacant industrial/warehouse building.

As of February 29, 2020, Griffin’s twenty-nine industrial/warehouse buildings aggregating approximately 4,137,000 square feet (91% of Griffin’s total real estate portfolio) were 95% leased (99% leased, excluding 160 and 180 International Drive, Griffin’s industrial/warehouse buildings in the Charlotte, North Carolina area that were completed and placed in service in the 2019 fourth quarter and were 37% leased as of February 29, 2020). Griffin’s twelve office/flex buildings aggregating approximately 433,000 square feet were 72% leased as of February 29, 2020. Griffin’s total real estate portfolio of approximately 4,570,000 square feet was 93% leased as of February 29, 2020 (96% leased, excluding 160 and 180 International Drive).

About Griffin

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately 4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.